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                                                                   EXHIBIT 10.13

                                LICENSE AGREEMENT

         This Agreement is made effective this 6th day of September, 2000 by and between Temple University - Of The Commonwealth System of Higher Education, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, having a principal place of business at Broad Street and Montgomery Avenue, Philadelphia, Pennsylvania and Nutraceutix, Inc., a corporation organized and existing under the laws of the State of Delaware, having a principal place of business at 8340 154th Ave. N.E., Redmond, Washington 98052.

         WHEREAS, Temple University - Of The Commonwealth System of Higher Education is the owner of the entire interest in United States Patent Application 09/037,096 and PCT Application PCT/US99/04508; and

         WHEREAS, Nutraceutix, Inc. desires to obtain an exclusive worldwide license under the aforementioned patent applications, patents and technical information related thereto, for application thereof to dietary supplements and pharmaceutical products, including over-the-counter products, prescription drugs, OTC drugs and generic drugs;

         NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

1.       DEFINITIONS

The following definitions shall apply throughout this Agreement:

         1.1 "AFFILIATE" shall mean each and every business entity controlling, controlled by or under common control with COMPANY for the purposes of manufacture, use or sale of LICENSED PRODUCT. For purposes of this definition "control" shall mean ownership, directly or indirectly, of at least fifty percent (50%) of the voting stock.

         1.2      "ANNIVERSARY" shall mean an anniversary of the EFFECTIVE DATE.

         1.3      "COMPANY" shall mean Nutraceutix, Inc. and its AFFILIATES.

         1.4 "CONFIDENTIAL INFORMATION" shall mean all information disclosed or samples supplied by one party to the other pursuant to this Agreement. However, CONFIDENTIAL INFORMATION shall not include information which: (i) was known to the receiving party prior to the date of disclosure by the disclosing party or is developed independently of information received from the disclosing party by those who have not had access to this information; or
(ii) is lawfully received in good faith at any time by the receiving party from others lawfully in possession of the same and having the right to disclose the same; or (iii) is, as of the date of receipt, in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the receiving party; or (iv) is required to be disclosed by law, rule of court or regulation.

         1.5 "EFFECTIVE DATE" shall mean the date first above written as the effective date of this Agreement.

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         1.6      "INVENTOR" shall mean Reza Fassihi of the TEMPLE faculty.

         1.7 "LICENSED PRODUCT" shall mean any PRODUCT the manufacture, use or sale of which would infringe, induce infringement of, or contribute to the infringement of at least one VALID CLAIM contained in a patent application included in PATENT RIGHTS if that VALID CLAIM were contained, instead, in an issued patent not included in PATENT RIGHTS.

         1.8 "NET SALES" shall mean the gross receipts from the SALE of LICENSED PRODUCT by COMPANY or by its sublicensees less deductions for: (i) transportation charges, including insurance, sales and excise taxes and duties paid; (ii) normal and customary trade, quantity and cash discounts allowed;
(iii) sales commissions; and (iv) allowances on account of rejection or return by customers.

         1.9 "PATENT RIGHTS" shall mean United States Patent Application 09/037,096 and PCT Application PCT/US99/04508, and any foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents issuing therefrom.

         1.10 "PRODUCT" shall mean: (i) any dietary supplement (as defined in the 1994 Dietary Supplement and Health Education Act) (referred to herein as a "SUPPLEMENT"); (ii) any drug which can be purchased by the general public without a prescription (referred to herein as an "OTC DRUG"); and (iii) any prescription drug (whether existing at the time of this Agreement or yet to be discovered). If any item which is classified on the date of this Agreement as a SUPPLEMENT, an OTC DRUG or a prescription drug, is subsequently reclassified otherwise, such item shall nevertheless remain a SUPPLEMENT, an OTC DRUG or a prescription drug (as the case may be) for all purposes under this Agreement.

         1.10 "SALE" shall mean any transaction for which consideration is received for the sale, lease, license, transfer or other disposition of LICENSED PRODUCT by COMPANY or by its sublicensees.

         1.11 "TECHNICAL INFORMATION" shall mean any CONFIDENTIAL INFORMATION of a technical nature relating to LICENSED PRODUCT, which is in the possession of TEMPLE as of the effective date of this Agreement, and which is necessary or useful to COMPANY in furtherance of the development, manufacture or marketing of LICENSED PRODUCT.

         1.12 "TEMPLE" shall mean Temple University - Of The Commonwealth System of Higher Education.

         1.13 "VALID CLAIM" shall mean a claim of a patent application or patent, which claim has not expired and has not been held unenforceable, unpatentable or invalid by unappealable decision of a court or other governmental agency of competent jurisdiction.

2.       CONFIDENTIALITY

         2.1 CONFIDENTIAL INFORMATION disclosed in documentary form shall be marked "Confidential." Oral discussions of CONFIDENTIAL INFORMATION shall be

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reduced to writing by the disclosing party and a copy marked "Confidential"
provided to the receiving party within thirty (30) days of the disclosure date.

         2.2 The receiving party shall hold all CONFIDENTIAL INFORMATION in strict confidence for a period of five (5) years from the disclosure date; not use said CONFIDENTIAL INFORMATION except as provided in this Agreement; and not disclose, directly or indirectly, said CONFIDENTIAL INFORMATION to others except with the prior written consent of the disclosing party.

         2.3 The receiving party shall, upon request by the disclosing party, promptly return all written materials or samples of tangible property received hereunder, as well as all summaries thereof and notes pertaining thereto, with the exception that one copy of said written materials may be retained by the receiving party solely for archival purposes.

         2.4 Notwithstanding any other provision of this Agreement, it is recognized by COMPANY that TEMPLE, through the INVENTOR, shall have the right to publish the results of research concerning LICENSED PRODUCT. However, TEMPLE and the INVENTOR agree to notify COMPANY in writing of any such proposed publication ninety (90) days before submission. COMPANY may request deletion of sensitive information from the proposed publication, and TEMPLE agrees to give good faith consideration to such a request.

         2.5 The parties shall keep the financial terms of this Agreement set forth in Section 4 confidential, except to the extent disclosure thereof may be required by applicable securities laws or otherwise by law. The parties shall be free to disclose to third parties the existence of this Agreement and the nonfinancial terms of this Agreement.

         2.6 Promptly after the execution of this Agreement TEMPLE shall deliver all currently existing TECHNICAL INFORMATION to COMPANY. Thereafter TEMPLE shall deliver to COMPANY all additional TECHNICAL INFORMATION promptly after it is developed or obtained by TEMPLE. In addition, TEMPLE shall deliver to COMPANY from time to time other data, materials and information relating to the LICENSED PATENT which it develops or obtains and which is necessary or useful to COMPANY in furtherance of the development, manufacture or marketing of LICENSED PRODUCT.

3.       GRANT OF LICENSE

         3.1 TEMPLE grants to COMPANY a world-wide exclusive license under PATENT RIGHTS and TECHNICAL INFORMATION, with the right to grant sublicenses, to make, have made, use, sell, offer for sale, export, import and otherwise deal with LICENSED PRODUCT. This license shall be perpetual unless and until terminated, in whole or in part, in accordance with the provisions of this Agreement.

         3.2 Notwithstanding the preceding license grant, TEMPLE shall retain rights to make, have made, use and import LICENSED PRODUCT royalty-free for non-commercial educational and research purposes only, and shall be free to grant these rights to other non-profit educational and research institutions.

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         3.3      The parties acknowledge that inventions in PATENT RIGHTS may have resulted from United States Government funding, and agree that their rights and obligations under this Agreement shall be subject to TEMPLE's obligations to the United States Government, if any, which arise out of the receipt by TEMPLE of research funding from the United States Government. In particular, COMPANY agrees that LICENSED PRODUCT sold in the United States under this Agreement shall be manufactured substantially in the United States.

4.       PAYMENTS

         4.1 In consideration of the license granted to COMPANY under the terms of this Agreement, COMPANY shall pay to TEMPLE royalties as follows:

                  (a) a royalty of [*] for each one thousand (1,000) tablets of LICENSED PRODUCT which is a SUPPLEMENT and which is sold by COMPANY or by its sub-licensees; and

                  (b) a royalty of [*] for each one thousand (1,000) tablets of LICENSED PRODUCT which is an OTC DRUG which is sold by COMPANY or by its sublicensees; and

                  (c) a royalty equal to [*] of NET SALES of any LICENSED PRODUCT which is a prescription drug and which is sold by COMPANY or by its sublicensees.

         4.2 In further consideration of the license granted to COMPANY under the terms of this Agreement, COMPANY shall pay to TEMPLE, within thirty
(30) days after the EFFECTIVE DATE, a non-refundable license fee of [*], which license fee payment shall not be creditable against any other payments due to TEMPLE under this Agreement.

         4.3 In further consideration of the license granted to COMPANY under the terms of this Agreement, COMPANY shall pay to TEMPLE, within thirty
(30) days of the first ANNIVERSARY and annually thereafter, a non-refundable license maintenance fee regardless of or irrespective of actual NET SALES, which license maintenance fee payment may be credited against payments due to TEMPLE under Paragraph 4.1 during the same calendar year, with no carry-over of unused credit to subsequent calendar years. The amount of the license maintenance fee payment shall be [*], no more than one half (1/2) of which may be credited against payments due to TEMPLE under Sub-paragraphs 4.1(a) and 4.1(b) pertaining to SUPPLEMENTS and OTC DRUGS, and no more than, one half (1/2) of which may be credited against payments due to TEMPLE under Subparagraph 4.1(c) pertaining to prescription drugs.

         4.4 In further consideration of the license granted to COMPANY under the terms of this Agreement, COMPANY shall pay TEMPLE a royalty equal to [*] of any license fee or similar payment received by COMPANY from any sub-licensee under the LICENSE in consideration of entering into such sub-license, not including (i) any royalty or fee received by COMPANY on account of SALES of LICENSED PRODUCTS or (ii) any payment received by COMPANY as reimbursement for research and/or development costs; provided that, after payment of the first royalty pursuant to this Paragraph 4.4, each subsequent royalty

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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pursuant to this Paragraph 4.4 shall be reduced by an amount equal to COMPANY'S reasonable, unreimbursed, out-of-pocket research and/or development costs incurred in connection with developing Licensed Products, which costs include, and are not limited to: (i) cost of formulation development, (ii) purchase price of raw materials, including active ingredients, for formulation development,
(iii) labor costs for research and/or development of a Licensed Product, (iv) cost of research and development compliance and documentation for the U.S. Food and Drug Administration or similar governmental agencies, (v) cost of creating pilot batches for bench testing (i.e., for testing friability, hardness, blend uniformity, etc.), (vi) cost of dissolution testing, (vii) cost of pilot stability testing according to ICH guidelines, (viii) cost of development and validation of analytic methods, (ix) cost of development of master formulation documentation, (x) cost of development of indented bill of materials, (xi) cost of vendor certification for all raw materials, (xii) cost of cGMP audits of manufacturing sites, (xiii) cost of bioequivalence and clinical trials, (xiv) cost of preparing technical files for sale or license to a pharmaceutical licensee and (xv) costs incurred for subcontractors involved in developing Licensed Products.

         4.5 Royalty payments pursuant to paragraph 4.1 for SALES in each country will commence with the first unit of LICENSED PRODUCT sold by COMPANY or by its sublicensees in such country and will end coincident with the expiration date of the last-to-expire issued patent within PATENT RIGHTS in such country covering such LICENSED PRODUCT.

5.       STATEMENTS AND REMITTANCES

         5.1 COMPANY shall keep and shall require its sublicensees to keep complete and adequate records relating to the manufacture and SALE of LICENSED PRODUCT.

         5.2 Within sixty (60) days after the close of each calendar quarter, COMPANY shall remit to TEMPLE a statement of NET SALES by COMPANY and by its sublicensees on account for such quarter, which statement shall be accompanied by the payment clue to TEMPLE pursuant to paragraph 4.1 on account of NET SALES for such quarter.

         5.3 COMPANY shall use commercially reasonable efforts to obtain from each of its sublicensees verified, and if available audited, financial statements setting forth the amount of sales of LICENSED PRODUCT by each such sublicensee ("Sublicensee Reports"). The financial statements of COMPANY and the Sublicensee Reports will be audited annually by an independent certified public accountant. TEMPLE shall have the right to employ, at its own expense, a qualified accountant of its own selection to whom COMPANY shall make no unreasonable objection, to examine the Sublicensee Reports and the books and records of COMPANY relating to sales of LICENSED PRODUCT by COMPANY for the purpose of verifying the amount of royalty payments due. Such examination of the Sublicensee Reports and the books and records of COMPANY shall take place during regular business hours during the term of this Agreement and for two (2) years after its termination, provided however, that such an examination shall not take place more than once a year and shall not cover records for more than the preceding three (3) years, and provided that such accountant shall report to TEMPLE only as to the accuracy of the royalty statements and payments. If such accountant shall find an underpayment to TEMPLE, presentation of a written statement substantiating the underpayment will be provided to COMPANY. If the discrepancy relates to information contained in a Sublicensee Report, COMPANY shall use commercially reasonable efforts to arrange for an

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audit of the subject sublicensee by TEMPLE. If COMPANY is not in agreement with the findings of the qualified accountant selected by TEMPLE, then COMPANY shall so notify TEMPLE in writing within thirty (30) days of receipt by COMPANY of said findings (or in the case of an audit of a sublicensee, within thirty (30) days of receipt by COMPANY of the findings regarding the audit of the sublicensee), in which case the parties will jointly appoint, within a further period of thirty (30) days, an independent qualified accountant to validate, at COMPANY's expense, TEMPLE's accountant's findings, and the decision of said independent accountant shall be final. If said independent accountant verifies that an underpayment has occurred, the amount due and interest (accruing at the prevailing Prime Rate from the date payment was due through the date of actual payment to TEMPLE) shall be paid to TEMPLE within thirty (30) days. Should such underpayment represent more than five percent (5%) of the royalties due TEMPLE, COMPANY shall reimburse TEMPLE for the cost of the examination by TEMPLE's accountant which disclosed such underpayment.

         5.4 All payments due to TEMPLE under this Agreement shall be made in United States dollars and shall be sent by COMPANY to TEMPLE to the attention of "Business Manager" at the address shown in Paragraph 13.5. However, TEMPLE shall have the right, upon giving written notice to COMPANY, to receive royalty payments within a particular country in the local currency if permitted by law.

         5.5 If COMPANY fails to make any payment due to TEMPLE within the time prescribed by the terns of this Agreement, a penalty equal to one percent (1%) of the amount due and unpaid on the first day of each calendar month shall added to the amount due. However, the provisions of this Paragraph 5.5 shall not apply to any underpayment of royalties which is uncovered, by an audit of the books of COMPANY or of its sublicensees pursuant to paragraph 5.2.

6.       REPRESENTATIONS

         6.1 TEMPLE represents that it has the right to enter into this Agreement and to make the herein grant of license under PATENT RIGHTS and TECHNICAL INFORMATION. TEMPLE further represents that it is the sole and exclusive owner of PATENT RIGHTS and TECHNICAL INFORMATION, all of which are free and clear of any lien, charges and encumbrances.

         6.2 TEMPLE makes no warranty that exercise by COMPANY or its sublicensees of the rights granted herein will not infringe any patents owned by a third party, or that any patent application within PATENT RIGHTS will issue as a patent.

         6.3 COMPANY warrants that, prior to the execution of this Agreement, it has not negotiated or in any manner discussed, whether formally or informally, with any third party any agreement or other arrangement, including but not limited to research or consulting agreements, which provides for any portion of the amounts payable to TEMPLE pursuant to Section 4 of this Agreement, or any consideration which would reduce the amounts payable to TEMPLE pursuant to Section 4 of this Agreement, to be paid in any form, including but not limited to amounts of money or shares of stock, to any INVENTOR, any INVENTOR's spouse or other relative, or any entity in which any of them has a financial interest.

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7.       PATENT PROSECUTION AND LITIGATION

         7.1 TEMPLE, in consultation with COMPANY but in TEMPLE's sole discretion, shall diligently prosecute all patent applications and maintain all patents within PATENT RIGHTS, to the extent permitted by law, in all countries designated in writing by COMPANY during the term of this Agreement. Except as provided in paragraph 7.3, COMPANY shall be responsible for all costs and expenses incurred by TEMPLE, both prior to and during the term of this Agreement, in the preparation, filing and prosecution of all patent applications within PATENT RIGHTS, and in the maintenance of all patents within PATENT RIGHTS. Such costs and expenses shall not be creditable against any other payments due to TEMPLE under this Agreement.

         7.2 COMPANY shall make all payments due to TEMPLE pursuant to Paragraph 7.1 within thirty (30) days of receipt of detailed invoices therefore supported by copies of the subject receipts and invoices or such other supporting documentation as COMPANY may reasonably request. TEMPLE, in its sole discretion, may elect to have its patent counsel submit such invoices directly to COMPANY, in which case COMPANY shall pay TEMPLE's patent counsel directly.

         7.3 In the event COMPANY notifies TEMPLE in writing that it will stop paying the costs and expenses with respect to any patent application or patent in any country, TEMPLE, at its option, may assume the obligation of supporting such patent application or patent in such country, and COMPANY's rights and obligations thereto under this Agreement shall terminate in such country. Termination of COMPANY's rights and obligations with respect to any patent application or patent in any country shall in no way affect the rights and obligations of COMPANY to the same patent application or patent in any other country.

         7.4 TEMPLE may file patent applications in countries other than those designated by COMPANY provided, however that TEMPLE shall notify COMPANY in writing of any such filing within thirty (30) days of the filing date. If within thirty (30) days of its receipt of such notification COMPANY fails to inform TEMPLE in writing that it wishes to support such applications in such countries, TEMPLE shall bear all the costs associated with such additional patent application filings, and such applications in such countries and any patents granting therefrom shall not be included within PATENT RIGHTS. TEMPLE shall then be free to license such patents and patent applications in such countries to others.

         7.5 COMPANY, at its option, may defend any claim, made by others, of patent infringement resulting from the manufacture, use, sale or other disposition of LICENSED PRODUCT, whether such claim shall be made against TEMPLE or COMPANY, and if COMPANY defends such claim, COMPANY shall bear all costs and expenses, including reasonable attorneys' fees, incurred in connection with any such claim. These costs and expenses will be a credit against fifty percent (50%) of royalty payments due to TEMPLE on account of NET SALES of said LICENSED PRODUCT, pursuant to Paragraph 4.1, in each year during the term of this Agreement until fully offset. Each party to this Agreement agrees that it shall notify the other party in writing in the event any claim of infringement is made against that party.

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         7.6      In the event either party becomes aware of any actual or
threatened infringement of PATENT RIGHTS in any country, that party shall promptly notify the other party in writing. COMPANY shall have the first right to bring an infringement action against the infringer and to use TEMPLE's name if legally required in connection therewith. If COMPANY does not proceed with a particular patent infringement action or attempt to sublicense the infringer within ninety (90) days of notification, TEMPLE, after notifying COMPANY in writing, shall be entitled to proceed against such infringement at its own expense, through counsel of its choice. The party conducting such suit shall have full control over its conduct. In any event, TEMPLE and COMPANY shall assist one another and cooperate in any such litigation. TEMPLE and COMPANY may also jointly participate in any infringement action if both parties agree to do so in writing in advance, and set forth the basis for sharing of expenses.

         7.7 The amount of any recovery resulting from any litigation to enforce the PATENT RIGHTS or settlement thereof ("Recovery") shall first satisfy the attorney's fees and costs incurred by the enforcing party in such litigation ("Fees and Costs") provided, however, that if COMPANY is the enforcing party and a royalty reduction was applied pursuant to Paragraph 7.5 ("Royalty Reduction"), then TEMPLE shall receive from the Recovery an amount calculated by dividing the Royalty Reduction by the Fees and Costs and multiplying the result by the Recovery. Any Recovery in excess of Fees and Costs shall first satisfy royalty payments due to TEMPLE, with any remaining balance to the enforcing party. Each party shall always have the right to be represented by counsel of its choice and at its own expense in any suit instituted by another for infringement. If the parties have agreed to participate jointly in an infringement action, any recovery in excess of satisfying the parties' attorney fees, costs of the litigation and payment of the royalty due to TEMPLE on account of the infringement, shall be allocated to the parties in the same proportion as the sharing of the litigation expenses.

8.       INDEMNIFICATION

         8.1 COMPANY agrees to indemnify, hold harmless, and defend TEMPLE, its trustees, officers, employees and agents against any and all claims, excluding claims stemming from TEMPLE's use of LICENSED PRODUCT as outlined in Paragraph 3.2, including fees and costs arising out of the exercise of any rights granted under this Agreement, without limiting the generality of the foregoing, against any damages, losses or liabilities whatsoever including but not limited to death or injury to person or damage to property arising from the commercial sale and clinical research of LICENSED PRODUCT by COMPANY, its sub-licensees or any customers of any of them in any manner whatsoever. TEMPLE shall give COMPANY written notice of any claim(s) related to LICENSED PRODUCT within thirty (30) days, and TEMPLE shall reasonably cooperate with COMPANY and its insurance carrier in the defense of any such claim(s).

         8.2 In addition to the foregoing, COMPANY shall maintain, during the period that any LICENSED PRODUCT is sold or otherwise made available to others pursuant to this Agreement, Commercial Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carriers) to cover the activities of COMPANY and its sub-licensees, if any, contemplated by this Agreement for minimum limits of two million dollars ($2,000,000.00) per occurrence. Such insurance shall name TEMPLE, its trustees, officers, employees, and agents as additional insureds. COMPANY shall furnish a Certificate of

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Insurance, upon request, evidencing coverage of two million dollars
($2,000,000.00) with thirty (30) days of written notice of cancellation or material change to TEMPLE. COMPANY's insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. COMPANY shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.       SUBLICENSES

         9.1 COMPANY shall have the right to enter into sublicense agreements, provided that all applicable material terms of this Agreement are incorporated into such sublicense agreements to provide for the protection of TEMPLE and its trustees, officers, employees and agents, and provided further that each sublicensee is required to carry appropriate insurance and indemnify TEMPLE and COMPANY for claims arising from breach of the sublicense or such sublicensee's products, and provided further that COMPANY remains primarily liable for its obligations under this Agreement. A copy of any sublicense agreement shall be provided to TEMPLE for its review and approval prior to execution, which approval shall not be unreasonably withheld or delayed. In the event Temple fails to deliver to COMPANY a written response to a request for approval of a sublicense under this Agreement within thirty (30) days of the date of the request, the subject sublicense shall be automatically approved for all purposes under this Agreement.

10.      ASSIGNMENT

         10.1 Neither party may assign this Agreement, in whole or in part, without the written consent of the other, except if such assignment occurs in connection with the sale of all or substantially all of the business and assets of the assigning party.

11.      TERMINATION

         11.1 This Agreement may be terminated with respect to any patent application or patent in any country at any time by mutual written consent of the parties.

         11.2 COMPANY may, in COMPANY's sole discretion and for any reason whatsoever, terminate this Agreement in its entirety or only with respect to any patent application or patent within PATENT RIGHTS in any country by giving TEMPLE ninety (90) days prior written notification thereof. In addition, COMPANY may terminate this Agreement by giving TEMPLE sixty (60) days prior written notice upon material breach by TEMPLE of any material provision of this Agreement, unless such breach is cured within the period of such notice.

         11.3     TEMPLE may terminate this Agreement by giving COMPANY three
(3) months prior written notice upon material breach of any material provision of this Agreement by COMPANY, unless such breach is cured within the period of such notice. However, the notice period shall be only thirty (30) days for any breach by COMPANY for non-payment of moneys due TEMPLE under this Agreement.

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         11.4     This Agreement shall immediately terminate, without notice, if
COMPANY breaches the same material provision of this Agreement three (3) times in the same calendar year, without regard to whether a cure was effected.

         11.5 This Agreement shall immediately terminate if either party is adjudicated bankrupt, files a voluntary petition in bankruptcy, makes or executes an assignment for the benefit of creditors, is liquidated or dissolved, or a receiver, trustee, liquidator, sequestrator or other judicial representative is appointed for either party or its property. In such event, that party shall execute any documents that are necessary to assign or transfer all interests granted hereunder.

         11.6 Upon termination of this Agreement, TEMPLE shall have the right to retain any amounts already paid by COMPANY under this Agreement, and COMPANY shall pay to TEMPLE all amounts accrued which are then due or which become due based on the SALE of LICENSED PRODUCT, manufactured or produced prior to the effective date of termination.

         11.7     The provisions of Article 2 (entitled CONFIDENTIALITY) and
Article 8 (entitled INDEMNIFICATION) shall survive the termination of this Agreement.

12.      PATENT MARKING

         12.1 COMPANY agrees to mark or have marked all LICENSED PRODUCT sold by COMPANY or by its sub-licensees under this Agreement in accordance with the statutes of the United States and countries and territories relating to the marketing of patented articles in which any LICENSED PRODUCT covered by a granted patent is marketed.

13.      MISCELLANEOUS

         13.1 This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the Commonwealth of Pennsylvania notwithstanding the provisions governing conflict of laws under such Pennsylvania law to the contrary. The parties agree that any dispute arising out of this Agreement may be resolved by recourse to the courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania.

         13.2 If any provision of this Agreement is held to be invalid or unenforceable under the laws of any jurisdiction of the parties, all other provisions shall, nevertheless continue in full force and effect.

         13.3 This Agreement constitutes the entire agreement among the parties pertaining to LICENSED PATENT and supersedes all previous arrangements, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

         13.4     Time is of the essence under this Agreement.

         13.5 Notices and payments to the parties shall be addressed as follows:

                  To TEMPLE:             Office of Technology Transfer

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                                         Temple University (083-45)
                                         1601 North Broad Street, Room 406
                                         Philadelphia, Pennsylvania 19122-6099

                  To COMPANY:            Nutraceutix, Inc,
                                         Attention: President
                                         8340 154th Ave. N.E.
                                         Redmond, WA 98052

         Either party may change its address for notice by giving notice to the other in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

         For Temple University - Of The Commonwealth System of Higher Education:

         BY /s/                                                  DATE __________
            --------------------------------------------------
         Martin S. Dorph
         Vice President, Chief Financial Officer and Treasurer

         For Nutraceutix, Inc.:

         BY /s/                                                   DATE _________
            ---------------------------------------------------
         David T. Howard
         President & CEO

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